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                                  EXHIBIT 23.2


                  [Vavrinek, Trine, Day & Co., LLP letterhead]


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the inclusion of our Independent Auditor's Report dated January 14, 1998 (except for Note S which is dated January 22, 1998) regarding the statements of financial condition of Valley Independent Bank as of December 31, 1997 and December 31, 1996, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, and the reference to our firm as "experts", in the Form S-8 filed with the Securities and Exchange Commission on behalf of VIB Corp.




April 22, 1998                                    Vavrinek, Trine, Day & Co. LLP
Laguna Hills, California